Exhibit 5.1
[GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]
April 7, 2009

(415) 393-8200	C19864-00015
(415) 986-5309
California Water Service Group
California Water Service Company
1720 North First Street
San Jose, California 95112

Re:	California Water Service Group California Water Service Company Registration Statement on Form S-3 (File No. 333-)
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of California Water Service Group, a Delaware corporation (“CWSG”), and California Water Service Company, a California corporation (“Cal Water”), filed with the Securities and Exchange Commission (the “Commission”) on April 7, 2009, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by CWSG and Cal Water of the following securities (the “Securities”): (i) shares of common stock, par value $0.01 per share, of CWSG (the “Common Stock”); (ii) one or more series of shares of preferred stock, par value $0.01 per share, of CWSG (the “Preferred Stock”); (iii) first mortgage bonds of Cal Water (the “First Mortgage Bonds”); and (iv) guarantees of the First Mortgage Bonds by CWSG (the “Guarantees”).
     We have examined the originals, or photostatic or certified copies, of such records of each of CWSG and Cal Water and certificates of officers of each of CWSG and Cal Water and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to (x) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (y) completion of all corporate action required to be taken by CWSG and/or Cal Water to duly authorize each proposed issuance of Securities (including the due reservation of any shares of Common Stock or Preferred Stock for issuance upon conversion or exchange of any other Securities), we are of the opinion that:
1.	With respect to Common Stock, when the shares of Common Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, such shares of Common Stock will be validly issued, fully paid and non-assessable.

2.	With respect to Preferred Stock, when (a) the applicable Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) the shares of Preferred Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

3.	With respect to First Mortgage Bonds to be issued under the Indenture dated as of April 1, 1928 between Cal Water and U.S. Bank National Association, as successor trustee (the “Trustee”), as amended and supplemented by the first through thirty-eighth supplemental indentures, and the thirty-ninth supplemental indenture to be entered into between Cal Water and U.S. Bank National Association, as trustee (collectively, the “Mortgage Indenture”), when (a) the Mortgage Indenture and the applicable supplement thereto have been duly authorized and validly executed and delivered by Cal Water and the trustee thereunder and (b) the First Mortgage Bonds have been executed, issued, delivered and authenticated in accordance with the terms of the Mortgage Indenture and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the First Mortgage Bonds will constitute legal, valid and binding obligations of Cal Water.

4.	With respect to the Guarantees, when (a) the Guarantee with respect to a particular series of First Mortgage Bonds has been duly authorized and validly executed and delivered by CWSG and (b) the First Mortgage Bonds underlying such Guarantee have been executed, issued, delivered and authenticated in accordance with the terms of the Mortgage Indenture and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, such Guarantee will constitute a legal, valid and binding obligation of CWSG.
     The opinions set forth above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.
     We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of California, the State of New York and the United States of America and the Delaware General Corporation Law. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the present state of the laws of the State of California, the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or facts. We express no opinion regarding the Securities Act of 1933, as amended, or any other federal or state securities laws or regulations.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and each prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP